Exhibit 99.1

LIST OF NAMES AND ADDRESSES OF THE UNDERWRITERS
OF THE PROVINCE’S 2.75% GLOBAL DEBENTURES
SERIES EU DUE JANUARY 17, 2006

CIBC World Markets Corp.
425 Lexington Avenue, 5th Floor
New York, NY 10017

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center, Floor 15
New York, NY 10080

Salomon Smith Barney Inc.
390 Greenwich Street
New York, NY 10013

Credit Suisse First Boston Corporation
1 Madison Avenue, 9th Floor
New York, NY 10010

National Bank Financial Inc.
1155 Metcalfe St.
Montreal, Quebec H3B 3S9

BMO Nesbitt Burns Securities Inc.
1 First Canadian Place, 5th Floor
Toronto, ON M5X 1H3

Casgrain & Company (USA) Limited
500 ReneLevesque Blvd. West
Suite 1625
Montreal, Quebec H2Z 1W7

RBC Dominion Securities Corporation
One Liberty Plaza
165 Broadway, 2nd Floor
New York, NY 10006

Scotia Capital (USA) Inc.
1 Liberty Plaza
165 Broadway, 25th Floor
New York, NY 10006

TD Securities (USA) Inc.
30 West 52nd Street
New York, NY 10019